Exhibit 10.20
EXECUTION VERSION

PROPRIETARY & CONFIDENTIAL
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
APOLLO PRINCIPAL HOLDINGS XI, LLC

Dated March 19, 2018
and agreed amongst the parties hereto to be effective as of March 19, 2018
THE ORDINARY SHARES AND OTHER UNITS OF APOLLO PRINCIPAL HOLDINGS XI, LLC HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE, PROVINCE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR PROVINCE, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS LIMITED LIABILITY COMPANY AGREEMENT. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS
Page

DEFINITIONS	2
Section 1.01Definitions    2

FORMATION, TERM, PURPOSE AND POWERS	13
Section 2.01Formation    13
Section 2.02Name    14
Section 2.03Term    14
Section 2.04Offices    14
Section 2.05Agent for Service of Process    14
Section 2.06Business Purpose    14
Section 2.07Powers of the Board    14
Section 2.08Members; Admission of New Members    14
Section 2.09Withdrawal    14

MANAGEMENT	15
Section 3.01Voting Rights of Members    15
Section 3.02Authority of the Board    15
Section 3.03Board Membership    16
Section 3.04Board Meetings and Procedures    16
Section 3.05Compensation    18
Section 3.06Expenses    18
Section 3.07Authority of the Members    18
Section 3.08Action by Written Consent or Ratification of the Members    18
Section 3.09Officers    18

DISTRIBUTIONS	19
Section 4.01Distributions    19
Section 4.02Liquidation Distribution    20
Section 4.03Limitations on Distribution    20
Section 4.04Distributions on Series A Preferred Mirror Units    21
Section 4.05Distributions on Series B Preferred Mirror Units    21

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; TAX ALLOCATIONS; TAX MATTERS	21
Section 5.01Initial Capital Contributions    21
Section 5.02No Additional Capital Contributions    21
Section 5.03Capital Accounts    21
Section 5.04Allocations of Profits and Losses    22
Section 5.05Special Allocations    22
Section 5.06Tax Allocations    23
Section 5.07Tax Advances    24
Section 5.08Tax Matters    24
Section 5.09Other Allocation Provisions    25

BOOKS AND RECORDS; REPORTS	25
Section 6.01Books and Records    25

ORDINARY SHARES, VOTING SHARES AND OTHER UNITS	26
Section 7.01Units    26
Section 7.02Certificates    27
Section 7.03Register    27
Section 7.04Registered Members    27

FORFEITURE OF INTERESTS; TRANSFER RESTRICTIONS	27
Section 8.01Member Transfers    27
Section 8.02Encumbrances    28
Section 8.03Further Restrictions    28
Section 8.04Rights of Assignees    29
Section 8.05Admissions, Withdrawals and Removals    29
Section 8.06Admission of Assignees as Substitute Members    29
Section 8.07Withdrawal and Removal of Members    30

DISSOLUTION, LIQUIDATION AND TERMINATION	30
Section 9.01No Dissolution    30
Section 9.02Events Causing Winding Up    30
Section 9.03Distribution upon Winding Up    31
Section 9.04Time for Liquidation    31
Section 9.05Termination    31
Section 9.06Claims of the Members    31
Section 9.07Survival of Certain Provisions    32

LIABILITY AND INDEMNIFICATION	32
Section 10.01Liability of Members    32
Section 10.02Indemnification    32

TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF SERIES A PREFERRED MIRROR UNITS	34
Section 11.01Designation    34
Section 11.02Distributions    34
Section 11.03Rank    36
Section 11.04Redemption    36
Section 11.05Series A Distribution Rate    37
Section 11.06Allocations    37
Section 11.07Voting    37
Section 11.08Liquidation Rights    38
Section 11.09No Duties to Series A Holders    39
Section 11.10Coordination Among Apollo Operating Group    39
Section 11.11Amendments and Waivers    39
Section 11.12Expenses    39

TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF SERIES B PREFERRED MIRROR UNITS	40
Section 12.01Designation    40
Section 12.02Distributions    40
Section 12.03Rank    42
Section 12.04Redemption    42
Section 12.05Series B Distribution Rate    43
Section 12.06Allocations    43
Section 12.07Voting    43
Section 12.08Liquidation Rights    44
Section 12.09No Duties to Series B Holders    45
Section 12.10Coordination Among Apollo Operating Group    45
Section 12.11Amendments and Waivers    45
Section 12.12Expenses    45

MISCELLANEOUS	46
Section 13.01Severability    46
Section 13.02Notices    46
Section 13.03Cumulative Remedies    47
Section 13.04Binding Effect    47
Section 13.05Interpretation    47
Section 13.06Counterparts    47
Section 13.07Further Assurances    47
Section 13.08Entire Agreement    47
Section 13.09Governing Law    47
Section 13.10Expenses    48
Section 13.11Amendments and Waivers    48
Section 13.12No Third Party Beneficiaries    49
Section 13.13Headings    49
Section 13.14Construction    49
Section 13.15Power of Attorney    50
Section 13.16Letter Agreements; Schedules    50
Section 13.17Partnership Status    50

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
APOLLO PRINCIPAL HOLDINGS XI, LLC
This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Apollo Principal Holdings XI, LLC, an Anguilla limited liability company (the “Company”) is dated March 19, 2018 and agreed by and among the Members (as defined herein) to be effective as of March 19, 2018.
WHEREAS, the Company was formed as a limited liability company pursuant to the Act (as defined herein) by (a) Finsco Limited, an authorized person of the Company, causing the filing of the certificate of formation and articles of formation of the LLC with the Registrar of Companies of Anguilla referred to in Section 11 of the Act on April 13, 2015, and (b) the execution of the initial limited liability company agreement of the Company as of December 17, 2015 (the “Original Agreement”) by APO UK (FC), LLC, an Anguilla limited liability company (the “Withdrawn Member”).
WHEREAS, the Withdrawn Member and the Members amended and restated the Original Agreement (the “Amended Agreement”) effective as of April 11, 2016 to (i) effect the admission of each Member, as member, (ii) effect the withdrawal of the Withdrawn Member, and (iii) make the additional changes set forth therein.
WHEREAS, the Members amended and restated the Amended Agreement (the “Second Amended Agreement”) effective as of March 7, 2017 for the purpose of designating the Series A Preferred Mirror Units.
WHEREAS, Section 7.01 of the Second Amended Agreement provides that the Board may establish, from time to time in accordance with such procedures as the Board shall determine from time to time, other classes, and one or more series of any such class, of units into which the interests of the Company may be classified or divided, with such designations, preferences, rights, powers and duties (which may be senior to then-existing classes of interests in the Company) as shall be determined by the Board.
WHEREAS, Section 12.11 of the Second Amended Agreement provides that the Board may, without the written consent of any Member or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect, among other things, any amendment, supplement, waiver or modification that the Board determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the Company.
WHEREAS, pursuant to the aforementioned sections of the Second Amended Agreement, the Board desires to establish a new class of interest in the Company to be named Series B Preferred Mirror Units, with such designations, preferences, rights, powers and duties as are set forth herein, and, in connection therewith, desires to further amend and restate the Second Amended Agreement as set forth herein (as so further amended and restated, this “Agreement”).
NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:
Article I
DEFINITIONS
Section 1.01    Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):
“Act” means the Limited Liability Company Act, Interim Revised Statutes of Anguilla, Chapter 6.
“Additional Credit Amount” has the meaning set forth in Section 4.01(b)(ii).
“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(c)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704‑2(i)(5), and any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” (including the term “Affiliated”) means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
“Agreement” has the meaning set forth in the recitals.
“Amended Agreement” has the meaning set forth in the recitals.
“Amended Tax Amount” has the meaning set forth in Section 4.01(b)(ii).
“AOG Series A Mirror Interests” means, collectively, the series of preferred interests of each member of the Apollo Operating Group (other than the Company) with economic terms that are materially the same as those of the Series A Preferred Mirror Units.
“AOG Series B Mirror Interests” means, collectively, the series of preferred interests of each member of the Apollo Operating Group (other than the Company) with economic terms that are materially the same as those of the Series B Preferred Mirror Units.
“AP Professional” means AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership.
“APO Corp.” means APO Corp., a Delaware corporation.
“APH X GP” means Apollo Principal Holdings X GP, Ltd., a Cayman Islands exempted company.
“APO UK (FC)” means APO UK (FC), Limited, a United Kingdom incorporated company.
“Apollo Operating Group” means each of the Company, Apollo Principal Holdings I, L.P., a Delaware limited partnership, Apollo Principal Holdings II, L.P., a Delaware limited partnership, Apollo Principal Holdings III, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IV, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings V, L.P., a Delaware limited partnership, Apollo Principal Holdings VI, L.P., a Delaware limited partnership, Apollo Principal Holdings VII, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings VIII, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IX, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings X, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings XII, L.P., a Cayman Islands exempted limited partnership, AMH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership, Apollo Management Holdings, L.P., a Delaware limited partnership, and any successors thereto or other entities formed to serve as holding vehicles for the Issuer’s carry vehicles, management companies or other entities formed to engage in the asset management business (including alternative asset management), as set forth on Annex A, as amended from time to time.
“Applicable Tax Representative” means, with respect to a tax matter, the Tax Matters Member or the Partnership Representative (each in its capacity as such), as applicable.
“Assignee” has the meaning set forth in Section 8.04.
“Assumed Tax Rate” means the highest effective marginal combined United States federal, state and local income tax rate for a Fiscal Year prescribed for an individual or corporate resident in New York, New York (taking into account (a) the nondeductibility of expenses subject to the limitation described in Section 67(a) of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for United States federal income tax purposes). For the avoidance of doubt, the Assumed Tax Rate will be the same for all Members.
“BBA Audit Rules” means subchapter C of Chapter 63 of the Code (sections 6221 through 6241 of the Code), as enacted by the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, as amended from time to time, and the Treasury Regulations (whether proposed, temporary or final), including any subsequent amendments, and administrative guidance, promulgated thereunder (or which may be promulgated in the future), together with any similar United States state, local or non-U.S. law.
“Board” means the board of Managers of the Company that manages and controls the Company pursuant to this Agreement.
“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which commercial banking institutions are required or authorized to be closed in the City of New York.
“Capital Account” means the separate capital account maintained for each Member in accordance with Section 5.03.
“Capital Contribution” means, with respect to any Member, the aggregate amount of money contributed to the Company and the Carrying Value of any property (other than money), net of any liabilities assumed by the Company upon contribution or to which such property is subject, contributed to the Company pursuant to Article V.
“Carrying Value” means, with respect to any Company asset, the asset’s adjusted basis for United States federal income tax purposes, except that the initial carrying value of assets contributed to the Company shall be their respective gross fair market values on the date of contribution as determined by the Board, and the Carrying Values of all Company assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of (a) the date of the acquisition of any additional Company interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Company assets to a Member; (c) the date a Company interest is relinquished to the Company; (d) any other date specified in the Treasury Regulations or (e) any other date specified by the Board; provided, however, that adjustments pursuant to clauses (a), (b) (c) and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the Board to reflect the relative economic interests of the Members. The Carrying Value of any Company asset distributed to any Member shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits (Losses)” rather than the amount of depreciation determined for United States federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.
“Certificate” means the certificate of formation issued by the Registrar of Companies in connection with the formation of the Company.
“Change of Control Event” has the meaning set forth in the Issuer LLC Agreement.
“Class” means the classes of Units into which the interests in the Company may be classified or divided from time to time pursuant to the provisions of this Agreement.
“Class A Shares” means the Class A Shares of the Issuer representing Class A limited liability company interests of the Issuer.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
“Common Units” means the Ordinary Shares and the Voting Shares.
“Company” has the meaning set forth in the recitals.
“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Contingencies” has the meaning set forth in Section 9.03(a).
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Covered Person” and “Covered Persons” have the meanings set forth in Section 10.02(a).
“Credit Amount” has the meaning set forth in Section 4.01(b)(ii).
“Creditable Foreign Tax” means a non-United States tax paid or accrued for United States federal income tax purposes by the Company, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A non-United States tax is a Creditable Foreign Tax for these purposes without regard to whether a Member receiving an allocation of such non-United States tax elects to claim a credit for such amount. This definition is intended to be consistent with the definition of “Creditable Foreign Tax” in Treasury Regulations Section 1.704-1(b)(4)(viii), and shall be interpreted consistently therewith.
“Dissolution Event” has the meaning set forth in Section 9.02.
“Distributable Cash” means cash received by the Company from dividends and distributions or other income, other than cash reserves to account for reasonably anticipated expenses and other liabilities, including, without limitation, tax liabilities, as the Board may determine to be appropriate.
“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing (a) with respect to the Series A Preferred Mirror Units, on June 15, 2017 and (b) with respect to the Series B Preferred Mirror Units, on June 15, 2018.
“Distribution Period” means the period from and including a Distribution Payment Date to, but excluding, the next Distribution Payment Date, except that (a) the initial Distribution Period with respect to the Series A Preferred Mirror Units commenced on and included March 7, 2017 and (b) the initial Distribution Period with respect to the Series B Preferred Mirror Units commences on and includes March 19, 2018.
“Encumbrance” means any mortgage, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agreement” means the Fifth Amended and Restated Exchange Agreement dated as of April 28, 2017 among the Issuer, the Apollo Operating Group, and the equity owners of the Apollo Operating Group entities from time to time, as amended from time to time.
“Exchange Transaction” means an exchange of Common Units for Class A Shares pursuant to, and in accordance with, the Exchange Agreement or, if the Issuer and the exchanging Member shall mutually agree, a Transfer of Common Units to the Issuer, the Company or any of their Subsidiaries for other consideration.
“Final Adjudication” has the meaning set forth in Section 10.02(a).
“Final Tax Amount” has the meaning set forth in Section 4.01(b)(ii).
“Fiscal Year” means (i) the period commencing upon the formation of the Company and ending on December 31, 2015 or (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31.
“Fund” means any pooled investment vehicle or similar entity sponsored or managed, directly or indirectly, by the Issuer or any of its Subsidiaries.
“Gross Ordinary Income” means the Company’s gross income excluding any gross income attributable to the sale or exchange of “capital assets” as defined in Section 1221 of the Code. Allocations to Series A Holders of Gross Ordinary Income shall consist of a proportionate share of each Company item of Gross Ordinary Income for such Fiscal Year in accordance with each such holder’s Percentage Interest with respect to such holder’s Series A Preferred Mirror Units. Allocations to Series B Holders of Gross Ordinary Income shall consist of a proportionate share of each Company item of Gross Ordinary Income for such Fiscal Year in accordance with each such holder’s Percentage Interest with respect to such holder’s Series B Preferred Mirror Units.
“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.
“Issuer” means Apollo Global Management, LLC, a limited liability company formed under the laws of the State of Delaware, or any successor thereto.
“Issuer LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Issuer dated as of the date hereof.
“Junior Units” means Common Units and any other equity securities that the Company may issue in the future ranking, as to the payment of distributions, junior to the Series A Preferred Mirror Units and the Series B Preferred Mirror Units.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or any Member, as the case may be.
“Liquidation Agent” has the meaning set forth in Section 9.03.
“Liquidation Preference” means, in respect of any Preferred Units, the “Liquidation Preference” per Preferred Unit specified for such Preferred Units.
“Manager” means a natural person serving as a member of the Board, who shall be considered a “manager” within the meaning of the Act.
“Members” means APH X GP, AP Professional, and APO UK (FC), and each of the Persons from time to time listed as a member in the books and records of the Company, each in such Person’s capacity as a member of the Company.
“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).
“Net Taxable Income” has the meaning set forth in Section 4.01(b)(i).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Company for a Fiscal Year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that Fiscal Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).
“Ordinary Shares” means the Units of limited liability company interest in the Company designated as the “Ordinary Shares” herein and having the rights pertaining thereto as are set forth in this Agreement.
“Original Agreement” has the meaning set forth in the recitals.
“Parity Units” means any Company securities, including Preferred Units, that the Company has authorized or issued or may authorize or issue, the terms of which provide that such securities shall rank equally with the Series A Preferred Mirror Units and the Series B Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event. For purposes of this definition, the Series A Preferred Mirror Units shall be treated as Parity Units with respect to the Series B Preferred Mirror Units and the Series B Preferred Mirror Units shall be treated as Parity Units with respect to the Series A Preferred Mirror Units.
“Partnership Representative” means, for any taxable year of the Company to which the BBA Audit Rules apply, APO UK (FC) acting in the capacity of the “partnership representative” (as such term is defined under the BBA Audit Rules) or such other Person as is appointed to be the “partnership representative” by the Board from time to time.
“Percentage Interest” means, with respect to any Member and subject to Section 11.01 and Section 12.01, the quotient obtained by dividing the number of Units then owned by such Member by the number of Units then owned by all Members, in each case excluding all Voting Shares.
“Permitted Jurisdiction” means the United States or any state thereof, Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, any other member country of the Organization for Economic Co-operation and Development, or any political subdivision of any of the foregoing.
“Permitted Reorganization” means the (i) voluntary or involuntary liquidation, dissolution or winding up of any of the Company’s Subsidiaries or upon any reorganization of the Company into another limited liability company pursuant to provisions of this Agreement that allow the Company to convert, merge or convey its assets to another entity with or without approval of the Members, (ii) for purposes of Section 11.08, reorganization or other transaction in which a successor to the Company issues equity securities to the Series A Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series A Preferred Mirror Units pursuant to provisions of this Agreement that allow the Company to do so without approval of the Members or (iii) for purposes of Section 12.08, reorganization or other transaction in which a successor to the Company issues equity securities to the Series B Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series B Preferred Mirror Units pursuant to provisions of this Agreement that allow the Company to do so without approval of the Members.
“Permitted Transfer” means the sale, conveyance, exchange or transfer, for cash, shares of capital stock, securities or other consideration, of all or substantially all of the Company’s property or assets or the consolidation, merger or amalgamation of the Company with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Company.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.
“Portfolio Company” means any Person in which any Fund owns or has made, directly or indirectly, an investment.
“Preferred Units” means (i) the Series A Preferred Mirror Units, (ii) the Series B Preferred Mirror Units and (iii) any other Class of Units that entitles the Record Holders thereof to a preference or priority over the Record Holders of any other Class of Units in the right to share profits or losses or items thereof, the right to share in Company distributions or rights upon dissolution or liquidation of the Company.
“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for United States federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from United States federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for United States federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for United States federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the United States federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis; provided that if the United States federal income tax depreciation, amortization or other cost recovery deduction is zero, the Board may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses; and (f) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.
“Rating Agency Redemption Event” has the meaning set forth in the Issuer LLC Agreement.
“Record Date” means a date established by the Board in its sole discretion for determining the identity of Record Holders entitled to receive a distribution.
“Record Holder” or “holder” means, with respect to any Units, the Person in whose name such Units are registered on the books of the Company as of the opening of business on a particular Business Day.
“Roll-up Agreements” mean collectively, each Roll-up Agreement, by and among BRH Holdings, L.P., a Cayman Islands exempted limited partnership, AP Professional, the Issuer, APO Asset Co, LLC, a Delaware limited liability company, APO Corp., and an employee of the Issuer or one of its Subsidiaries, dated as of July 13, 2007, each as amended, restated, supplemented or otherwise modified from time to time.
“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
“Second Amended Agreement” has the meaning set forth in the recitals.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Series A Dissolution Exception” has the meaning set forth in Section 11.08(e).
“Series A Distribution Rate” means 6.375%.
“Series A Holder” means a holder of Series A Preferred Mirror Units.
“Series A Liquidation Preference” means $25.00 per Series A Preferred Mirror Unit. The Series A Liquidation Preference shall be the “Liquidation Preference” with respect to the Series A Preferred Mirror Units.
“Series A Offering Expenses” has the meaning set forth in Section 11.12.
“Series A Preferred Mirror Unit” means a 6.375% Series A Preferred Mirror Unit having the designations, preferences, rights, powers and duties set forth in Article XI.
“Series A Preferred Shares” means the 6.375% Series A Preferred Shares of the Issuer.
“Series A Record Date” means, with respect to any Distribution Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant March 15, June 15, September 15 or December 15 Distribution Payment Date, respectively. These Series A Record Dates shall apply regardless of whether a particular Series A Record Date is a Business Day. The Series A Record Dates shall constitute Record Dates with respect to the Series A Preferred Mirror Units for the purpose of distributions on the Series A Preferred Mirror Units.
“Series A Tax Redemption Event” has the meaning set forth in the Issuer LLC Agreement.
“Series B Dissolution Exception” has the meaning set forth in Section 12.08(e).
“Series B Distribution Rate” means 6.375%.
“Series B Holder” means a holder of Series B Preferred Mirror Units.
“Series B Liquidation Preference” means $25.00 per Series B Preferred Mirror Unit. The Series B Liquidation Preference shall be the “Liquidation Preference” with respect to the Series B Preferred Mirror Units.
“Series B Offering Expenses” has the meaning set forth in Section 12.12.
“Series B Preferred Mirror Unit” means a 6.375% Series B Preferred Mirror Unit having the designations, preferences, rights, powers and duties set forth in Article XII.
“Series B Preferred Shares” means the 6.375% Series B Preferred Shares of the Issuer.
“Series B Record Date” means, with respect to any Distribution Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant March 15, June 15, September 15 or December 15 Distribution Payment Date, respectively. These Series B Record Dates shall apply regardless of whether a particular Series B Record Date is a Business Day. The Series B Record Dates shall constitute Record Dates with respect to the Series B Preferred Mirror Units for the purpose of distributions on the Series B Preferred Mirror Units.
“Series B Tax Redemption Event” has the meaning set forth in the Issuer LLC Agreement.
“Similar Law” means any law or regulation that could cause the underlying assets of the Company to be treated as assets of the Member by virtue of its member interest in the Company and thereby subject the Company and the Board (or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.
“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person. The term “Subsidiary” does not include at any time any Funds or Portfolio Companies.
“Substantially All Merger” means a merger or consolidation of one or more members of the Apollo Operating Group with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Apollo Operating Group taken as a whole to a Person that is not a member of the Apollo Operating Group immediately prior to such transaction.
“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance, in one or a series of related transactions, directly or indirectly, of all or substantially all of the assets of the Apollo Operating Group taken as a whole to a Person that is not a member of the Apollo Operating Group immediately prior to such transaction.
“Tax Advances” has the meaning set forth in Section 5.07.
“Tax Amount” has the meaning set forth in Section 4.01(b)(i).
“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).
“Tax Matters Member” means, for any taxable year of the Company subject to the TEFRA Audit Rules, APO UK (FC) acting in the capacity of the “tax matters partner” of the Company (as such term was defined in section 6231(a)(7) of the Code under the TEFRA Audit Rules) or such other Person as may be appointed to be the “tax matters partner” by the Board from time to time.
“TEFRA Audit Rules” means subchapter C of Chapter 63 of the Code (sections 6221 through 6234 of the Code), as enacted by the Tax Equity and Fiscal Responsibility Act of 1982, Pub. L. No. 97-248, 96 Stat. 324, as amended from time to time, and the Treasury Regulations (whether proposed, temporary or final), including any subsequent amendments, and administrative guidance, promulgated thereunder (or which may be promulgated in the future), together with any similar United States state, local or non-U.S. law, but excluding the BBA Audit Rules.
“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof, whether voluntarily or by operation of Law, including, without limitation, the exchange of any Unit for any other security.
“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Units” means the Ordinary Shares, the Voting Shares and any other Class of Units authorized in accordance with this Agreement, including the Series A Preferred Mirror Units and the Series B Preferred Mirror Units, which shall constitute interests in the Company as provided in this Agreement and under the Act; entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement.
“Voting Member” means a registered holder of Voting Shares, in such Person’s capacity as such. For the avoidance of doubt, each such Voting Member is a “member” of the Company within the meaning of the Act.
“Voting Shares” means the Units of limited liability company interest in the Company designated as the “Voting Shares” herein and having the voting rights pertaining thereto as are set forth in this Agreement.
“Withdrawn Member” has the meaning set forth in the recitals.
“2007 Omnibus Equity Incentive Plan” means the Issuer’s 2007 Omnibus Equity Incentive Plan, as amended, restated, supplemented or otherwise modified from time to time.
ARTICLE II
FORMATION, TERM, PURPOSE AND POWERS
Section 2.01    Formation. The Company was formed as a limited liability company under the provisions of the Act on April 13, 2015. Each of the parties hereto agrees that this Agreement shall be effective as of March 7, 2017. The Company is hereby continued pursuant to the Act and this Agreement. If requested by the Board, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Board to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of Anguilla, (b) if the Board deems it advisable, the operation of the Company as a limited liability company in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company.
Section 2.02    Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, Apollo Principal Holdings XI, LLC.
Section 2.03    Term. The term of the Company commenced on the date of the issuance of the Certificate, and the term shall continue until the final distribution of all remaining assets of the Company following dissolution of the Company in accordance with Article IX.
Section 2.04    Offices. The Company may have offices at such places as the Board from time to time may select.
Section 2.05    Agent for Service of Process. The Company’s registered agent for service of process and registered office in Anguilla shall be Finsco Limited, Mitchell House, P.O. Box 174, The Valley, Anguilla British West Indies, or as otherwise determined by the Board from time to time.
Section 2.06    Business Purpose. The Company shall have the power to engage in any lawful act or activity for which limited liability companies may be formed under the Act and engage in any and all activities necessary or incidental thereto.
Section 2.07    Powers of the Board. Subject to the limitations set forth in this Agreement, the Board will possess and may exercise all of the powers and privileges granted by the Act to managers of a limited liability company that is managed exclusively by its managers, including, without limitation, the ownership and operation of the assets contributed to the Company by the Members, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.06.
Section 2.08    Members; Admission of New Members. Upon its execution of the Amended Agreement, (a) each of APH X GP, APO UK (FC), and AP Professional was thereby admitted as a Member of the Company, and (b) each of APH X GP and APO UK (FC) was admitted as a Voting Member. The rights, duties and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided herein, and the Members consent to the variation of such rights, duties and liabilities as provided herein. A Person may be admitted from time to time as a new Member in accordance with Section 8.05 and Section 8.06; provided, however, that each new Member shall execute and deliver to the Board or its designee an appropriate supplement or counterpart or instrument of adherence to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of the Agreement, as it may be amended from time to time.
Section 2.09    Withdrawal. No Member shall have the right to withdraw as a Member of the Company other than following the Transfer of all Units owned by such Member in accordance with Article VIII.
ARTICLE III
MANAGEMENT
Section 3.01    Voting Rights of Members.
(a)    The power to elect the Board shall be vested exclusively in the Voting Members in accordance with Section 3.03(a).
(b)    Each Voting Share shall be entitled to one vote. A total of 100 Voting Shares shall be authorized and issued at all times.
(c)    As of the date of this Agreement, each of APH X GP and APO UK (FC) holds 50 Voting Shares.
(d)    Unless agreed by the Board and approved by a majority of the Voting Shares, the voting arrangement set forth in this Section 3.01 shall not change.
(e)    For the avoidance of doubt, Ordinary Shares bear no right to vote on any matters relating to the Company.
Section 3.02    Authority of the Board.
(a)    The business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Board, which may from time to time delegate authority to officers or to others to act on behalf of the Board.
(b)    The Members hereby agree that the Board, acting without the consent of any Member except as otherwise expressly required by this Agreement, shall be and hereby is authorized to (i) open bank accounts on behalf of the Company in such banks, and designate the persons authorized to sign checks, notes, drafts, bills of exchange, acceptances, undertakings or orders for payment of money from funds of the Company on deposit in such accounts, as may be deemed by the Board to be necessary, appropriate or otherwise in the best interests of the Company and, in connection therewith, execute any form of required resolution necessary to open any such bank accounts; (ii) prepare, execute and file with the appropriate authorities such federal, state or local applications, forms and papers on behalf of the Company as may be required by Law or deemed by the Board to be necessary, appropriate or otherwise in the best interests of the Company, as applicable; (iii) pay on behalf of the Company any and all fees and expenses incident to and necessary to perfect the organization of the Company; (iv) compromise the obligation of any Member to make a contribution or return of money or other property paid or distributed in contravention of the Act; and (v) admit any Person as an additional Member. Notwithstanding any other provision of this Agreement, the Company, acting by the Board, is hereby authorized to enter into, and to perform its obligations under, the aforementioned agreements, deeds, receipts, certificates, filings and other documents, without any consent of any Member, but such authorization shall not be deemed a restriction on the power of the Company or the Board acting on behalf of the Company to enter into, and to perform its obligations under, other agreements on behalf of the Company. The Members agree that the Board may execute the aforementioned agreements, deeds, receipts, certificates, filings and other documents on behalf of the Company that the Board deems appropriate and that any prior acts of the Company and the Board acting on behalf of the Company, consistent with the foregoing authorizations, are hereby ratified and confirmed.
(c)    Each of the Managers in his or her capacity as such shall be considered a “manager” within the meaning of the Act. A Manager acting individually in his or her capacity as such will have the power to bind the Company.
Section 3.03    Board Membership.
(a)    The Board shall consist of at least three Managers. The holders of a majority of the Voting Shares shall have the right to elect each of the Managers. Managers need not be Members. A majority of the Managers shall be residents of the United Kingdom.
(b)    Any Manager may be removed at any time, with or without cause, by the holders of a majority of the Voting Shares.
(c)    Any Manager may resign at any time by so notifying the chairperson in writing. Such resignation shall take effect upon receipt of such notice by the chairperson or at such later time as is therein specified, and unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective.
(d)    If at any time a vacancy is created on the Board by reason of the Incapacity, death, removal or resignation of any Manager, the vacancy will be filled by another individual selected in accordance with Section 3.01(a).
Section 3.04    Board Meetings and Procedures.
(a)    The Board shall hold regular meetings at such time and place within the United Kingdom as shall be determined by the Board. Special meetings of the Board may be called at any time by any Manager. Written notice shall be required with respect to any meeting of the Board, and written notice of any special meeting shall specify the purpose of the special meeting. Unless waived by all of the Managers in writing (before, during or after a meeting) or with respect to any Manager at such meeting, prior notice of any regular or special meeting (including reconvening a meeting following any adjournments or postponements thereof) shall be given to each Manager at least three Business Days (or one Business Day in the case of clear and urgent need) before the date of such meeting. Notice of any meeting need not be given to any Manager who shall submit, either before, during or after such meeting, a signed waiver of notice. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when the Manager attends the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened.
(b)    No action may be taken by the Board unless a quorum is present. A quorum shall consist of the presence, in person or by proxy, of a majority of all of the Managers of which a majority are resident in the United Kingdom.
(c)    The Board shall act by majority vote of all Managers present at the meeting, and each Manager shall have one vote.
(d)    No Manager shall be disqualified from acting on any matter because such Manager is interested in the matter to be acted upon by the Board so long as all material aspects of such matter have been disclosed prior to Board action in reasonable detail to all Managers who are to act on such matter.
(e)    Each Manager may authorize another person or persons to vote and act for such Manager by proxy, and such person or persons holding such proxy shall be counted towards the determination of whether a quorum of the Board is present, as well as for all other purposes when counting votes or attendance of the Manager who has provided such proxy. One person may hold more than one proxy.
(f)    Any action required or permitted to be taken by the Board (or any committee thereof) may be taken without a meeting, if at least two-thirds of the Managers then in office consent in writing to such action.
(g)    The Board (and each committee thereof) shall cause to be kept at a location within the United Kingdom a book of minutes of all of its resolutions or actions by written consent and in which there shall be recorded with respect to each meeting of the Board (or any committee thereof) the time and place of such meeting, whether regular or special (and if special, how called), the names of those present and the proceedings thereof.
(h)    Managers may participate in a meeting of the Board (or any committee thereof) by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.
(i)    The Board may elect, by majority of all Managers then in office, a United Kingdom resident chairperson, who shall either be an executive chairperson or a nonexecutive chairperson. At each meeting of the Board, the chairperson shall preside and, in his or her absence, Managers by a majority vote of those present may appoint any United Kingdom resident member of the Board to preside at such meeting. The secretary of the Company (or such other person as shall be designated by the Board Managers) shall act as secretary at each meeting of the Board. In case the secretary shall be absent from any meeting of the Board, an assistant secretary shall perform the duties of secretary at such meeting or the person presiding at the meeting may appoint any person to act as secretary of the meeting.
(j)    The Board may designate one or more committees to take any action that may be taken hereunder by the Board, which committees shall take actions under such procedures (not inconsistent with this Agreement) as shall be designated by it.
Section 3.05    Compensation. The Managers shall not be entitled to any compensation for services rendered to the Company in their capacity as such.
Section 3.06    Expenses. The Company shall bear and/or reimburse (i) the Managers for any expenses incurred by them in connection with serving on the Board, and (ii) Issuer and APO UK (FC), with respect to the Company’s allocable share of any expenses solely incurred by or attributable to the Issuer or APO UK (FC) but excluding obligations incurred under the Amended and Restated Tax Receivable Agreement, dated as of May 6, 2013 among APO Corp. and the Apollo Operating Group entities party thereto, as amended from time to time or as supplemented by an analogous agreement with Affiliated entities, by the Issuer, income tax expenses of the Issuer or APO UK (FC) and indebtedness incurred by the Issuer or APO UK (FC).
Section 3.07    Authority of the Members. No Member, in its capacity as such, shall participate in or have any control over the business of the Company. Except as expressly provided herein, the Units do not confer any rights upon the Members to participate in the affairs of the Company described in this Agreement. Except as expressly provided herein, the Members shall have no right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company. The conduct, control and management of the Company shall be vested exclusively in the Board. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Board shall be the decision of the Company. No Member who is not also a Manager (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also a Manager (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member. Notwithstanding the foregoing, the Company may employ one or more Members from time to time, and such Members, in their capacity as employees of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Board.
Section 3.08    Action by Written Consent or Ratification of the Members. Any action required or permitted to be taken by the Members pursuant to this Agreement shall be taken if all Members whose consent or ratification is required consent thereto or provide a consent or ratification in writing.
Section 3.09    Officers.
(a)    The Board may delegate responsibility for all or some of the day-to-day operations of the Company to officers of the Company. All officers shall have such authority and perform such duties as may be provided in this Agreement or, to the extent not so provided, by resolution passed by the Board. One person may hold more than one office. The officers, to the extent of their powers set forth in this Agreement or as delegated to them by the Board, are agents of the Company and the actions of the officers taken in accordance with such powers shall bind the Company.
(b)    The secretary of the Company will generally perform all the duties usually appertaining to the office of secretary of a limited liability company.
(c)    The Board may designate such other persons as authorized persons of the Company to take such actions as the Board may approve, including, but not limited to, execution of documents on behalf of the Company.
(d)    Each officer shall hold office until he or she is removed in accordance with clause (f) below or his or her earlier death, disability or resignation. Any vacancy occurring in any of the officers of the Company, for any reason, shall be filled by action of the Board.
(e)    Any officer may resign at any time by giving written notice to the Board. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.
(f)    Each officer shall be subject to removal, for any reason or no reason, by the Board.
(g)    The compensation and terms of employment of all of the officers shall be fixed by the Board.
ARTICLE IV
DISTRIBUTIONS
Section 4.01    Distributions.
(a)    Subject to Section 4.04, Article XI and Article XII, with respect to any distribution to be made to holders of Ordinary Shares, the amount to be distributed with respect to each Ordinary Share shall be equal to the quotient obtained by dividing the total amount to be distributed with respect to all such Ordinary Shares divided by the number of Ordinary Shares outstanding as of the distribution record date. Subject to Article XI and Article XII, all other distributions of Distributable Cash shall be made, at the discretion of the Board, to the Members pro rata in accordance with their respective Percentage Interests.
(b)    Tax Distributions.
(i)    Subject to Section 4.04, Article XI and Article XII, in addition to the foregoing, if the Board reasonably determines that the taxable income of the Company for a Fiscal Year will give rise to taxable income for the Members (“Net Taxable Income”), the Board shall cause the Company to distribute Distributable Cash in respect of income tax liabilities (the “Tax Distributions”) to the extent that other distributions made by the Company for such year were otherwise insufficient to cover such tax liabilities, provided that distributions pursuant to Section 4.02 and allocations pursuant to Section 5.04 related to such distributions shall not be taken into account for purposes of this Section 4.01(b). The Tax Distributions payable with respect to any Fiscal Year shall be computed based upon the Board’s estimate of the allocable Net Taxable Income in accordance with Article V, multiplied by the Assumed Tax Rate (the “Tax Amount”). For purposes of computing the Tax Amount, the effect of any benefit under Section 743(b) of the Code will be ignored. Any Tax Distributions shall be made to all Members, whether or not they are subject to such applicable United States federal, state and local taxes, pro rata in accordance with their Percentage Interest.
(ii)    Tax Distributions shall be calculated and paid no later than one day prior to each quarterly due date for the payment by corporations on a calendar year of estimated taxes under the Code in the following manner: (A) for the first quarterly period, 25% of the Tax Amount, (B) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year, (C) for the third quarterly period, 75% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year and (D) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year. Following each Fiscal Year, and no later than one day prior to the due date for the payment by corporations of income taxes for such Fiscal Year, the Board shall make an amended calculation of the Tax Amount for such Fiscal Year (the “Amended Tax Amount”), and shall cause the Company to distribute a Tax Distribution, out of Distributable Cash, to the extent that the Amended Tax Amount so calculated exceeds the cumulative Tax Distributions previously made by the Company in respect of such Fiscal Year. If the Amended Tax Amount is less than the cumulative Tax Distributions previously made by the Company in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years. Within 30 days following the date on which the Company files a tax return on Form 1065, the Board shall make a final calculation of the Tax Amount for such Fiscal Year (the “Final Tax Amount”) and shall cause the Company to distribute a Tax Distribution, out of Distributable Cash, to the extent that the Final Tax Amount so calculated exceeds the Amended Tax Amount. If the Final Tax Amount is less than the Amended Tax Amount in respect of the relevant Fiscal Year, then the difference (the “Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years. Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 4.01(b) for purposes of the computations herein.
Section 4.02    Liquidation Distribution. Distributions made upon dissolution of the Company shall be made as provided in Section 9.03.
Section 4.03    Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Board shall not make a Company distribution to any Member if such distribution would violate the Act or other applicable Law.
Section 4.04    Distributions on Series A Preferred Mirror Units. No distributions shall be made with respect to the Series A Preferred Mirror Units except as permitted under Article XI.
Section 4.05    Distributions on Series B Preferred Mirror Units. No distributions shall be made with respect to the Series B Preferred Mirror Units except as permitted under Article XII.
ARTICLE V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS
Section 5.01    Initial Capital Contributions. The Members, other than APH X GP, have made, on or prior to the date hereof, Capital Contributions and have acquired the number of Ordinary Shares, Series A Preferred Mirror Units and/or Series B Preferred Mirror Units as specified in the books and records of the Company. As a Voting Member, APH X GP has no obligation to make any Capital Contribution.
Section 5.02    No Additional Capital Contributions. Except as otherwise provided in this Article V, no Member shall be required to make additional Capital Contributions to the Company without the consent of such Member or permitted to make additional Capital Contributions to the Company without the consent of the Board.
Section 5.03    Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member, other than a Person who holds no Units other than Voting Shares, in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Member shall be credited with such Member’s Capital Contributions, if any, all Profits allocated to such Member pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Member pursuant to Section 5.04, any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Company in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. For the avoidance of doubt, a Voting Member shall not be entitled to any allocations or distributions from the Company. The Capital Account balance of each holder of Series A Preferred Mirror Units with respect to each Series A Preferred Mirror Unit shall equal the Liquidation Preference per Series A Preferred Mirror Unit as of the date such Series A Preferred Mirror Unit is initially issued and shall be increased as set forth in Article XI. The Capital Account balance of each holder of Series B Preferred Mirror Units with respect to each Series B Preferred Mirror Unit shall equal the Liquidation Preference per Series B Preferred Mirror Unit as of the date such Series B Preferred Mirror Unit is initially issued and shall be increased as set forth in Article XII.
Section 5.04    Allocations of Profits and Losses. Except as otherwise provided in this Agreement (including Section 11.06 and Section 12.06), Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in respect of any Common Units held by a Member in a manner such that the Capital Account of each Member holding Common Units after giving effect to the special allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Article IV if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Company were distributed to the Members pursuant to this Agreement, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Board shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.
Section 5.05    Special Allocations. Notwithstanding any other provision in this Article V:
(a)    Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704‑2(i)) during any Company taxable year, the Members holding Common Units shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704‑2(f). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).
(b)    Qualified Income Offset. If any Member holding Common Units unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.
(c)    Gross Income Allocation. If any Member holding Common Units has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.
(d)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Percentage Interests.
(e)    Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).
(f)    Creditable Foreign Taxes. Creditable Foreign Taxes for any taxable period attributable to the Company, or an entity owned directly or indirectly by the Company, shall be allocated to the Members in proportion to the Members’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Foreign Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section (f) are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(4)(viii), and shall be interpreted consistently therewith.
(g)    Ameliorative Allocations. Any special allocations of income or gain pursuant to Section 5.05(b) or (c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Section 5.05(b) or (c) had not occurred.
Section 5.06    Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses, and specially allocated items, including items of Gross Ordinary Income allocated pursuant to Section 11.06 and Section 12.06, are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for United States federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Board and permitted by the Code and Treasury Regulations) so as to take account of the difference between the Carrying Value and the adjusted basis of such asset. Notwithstanding the foregoing, the Board shall make such allocations for tax purposes as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.
Section 5.07    Tax Advances. To the extent the Board reasonably believes that the Company is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (including pursuant to section 6225 of the BBA Audit Rules) or the Company is subjected to tax itself by reason of the status of any Member (“Tax Advances”), the Board may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. For all purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is equal to the Tax Advance. If a Tax Advance is required to be made by the Company and the Board determines that such amount is allocable to the interest in the Company of a Person that is at such time a Member, such Tax Advance shall be treated as being made on behalf of or with respect to such Member for purposes of this Section 5.07 whether or not the tax in question applies to a taxable period of the Company during which such Member held an interest in the Company. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Company’s failure to withhold or make a tax payment on behalf of such Member which withholding or payment is required pursuant to applicable Law but only to the extent amounts sufficient to pay such taxes were not timely distributed to the Member pursuant to Section 4.01(b)) with respect to income attributable to or distributions or other payments to such Member. To the extent that any liability with respect to a Tax Advance relates to a former Member that has withdrawn, sold, assigned, pledged, mortgaged, charged, or otherwise transferred all or part of its interest in the Company, such former Member (which in the case of a partial withdrawal, sale, assignment, pledge, mortgage, charge or other transfer shall include a continuing Member with respect to the portion of its interest in the Company so withdrawn, sold, assigned, pledged, mortgaged, charged or transferred) shall indemnify the Company for its allocable portion of such liability. Each Member acknowledges that, notwithstanding the withdrawal, sale, assignment, pledge, mortgage, charge, or other transfer of all or any portion of its interest in the Company, it may remain liable, pursuant to this Section 5.07, for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such withdrawal, sale, assignment, pledge, mortgage, charge, or other transfer, as applicable (including any such liabilities imposed under section 6225 of the BBA Audit Rules).
Section 5.08    Tax Matters. With respect to all taxable years to which the TEFRA Audit Rules apply, the Tax Matters Member shall be permitted to take any and all actions under the TEFRA Audit Rules and shall have any powers necessary to perform fully in such capacity. With respect to all taxable years to which the BBA Audit Rules apply, the Partnership Representative shall be permitted to take any and all actions under the BBA Audit Rules (including making or revoking the election referred to in section 6226 of the BBA Audit Rules). The Company shall file as a partnership for federal, state, provincial and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Company, and all other tax decisions and determinations relating to federal, state, provincial or local tax matters of the Company, shall be made by the Applicable Tax Representative, in consultation with the Company’s attorneys and/or accountants. Tax audits, controversies and litigations shall be conducted under the direction of the Applicable Tax Representative. The Applicable Tax Representative shall keep the other Members reasonably informed as to any tax actions, examinations or proceedings relating to the Company and shall submit to the other Members, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Company. As soon as reasonably practicable after the end of each Fiscal Year, the Company shall send to each Member a copy of United States Internal Revenue Service Schedule K-1, and any comparable statements required by applicable United States state or local income tax law as a result of the Company’s activities or investments, with respect to such Fiscal Year. The Company also shall provide the Members with such other information as may be reasonably requested for purposes of allowing the Members to prepare and file their own tax returns. The Company shall use any reasonable method or combination of methods in accordance with Section 706(d) of the Code for the purpose of allocating or specifically allocating items of income, gain, loss, deduction and expense of the Company for federal income tax purposes to account for the varying interests of the Members for the Fiscal Year.
Section 5.09    Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. Section 5.03, Section 5.04 and Section 5.05 may be amended at any time by the Board if the Board believes such amendment is advisable, so long as any such amendment does not materially change the relative economic interests of the Members. Furthermore, the Board shall use its reasonable best efforts to cause its Subsidiaries to make adjustments to Capital Accounts to reflect an adjustment to the carrying value of such Subsidiaries’ assets consistent with the adjustments to Carrying Values of the Company’s assets hereunder.
ARTICLE VI
BOOKS AND RECORDS; REPORTS
Section 6.01    Books and Records.
(a)    At all times during the continuance of the Company, the Board shall arrange for the preparation and maintenance of separate books of account for the Company.
(b)    Except as limited by Section 6.01(c), each Member shall have the right to receive, for a purpose reasonably related to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense:
(i)    a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney (if applicable) pursuant to which the Certificate and this Agreement and all amendments thereto have been executed; and
(ii)    promptly after their becoming available, copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years.
(c)    The Board may keep confidential from the Members, for such period of time as the Board determines in its sole discretion, (i) any information that the Board reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Board believes is not in the best interests of the Company, could damage the Company or its business or that the Company is required by Law or by agreement with any third party to keep confidential.
ARTICLE VII
ORDINARY SHARES, VOTING SHARES AND OTHER UNITS
Section 7.01    Units. Interests in the Company shall be represented by Units. As of the date of this Agreement, the Units are comprised of four Classes designated as Ordinary Shares, Voting Shares, Series A Preferred Mirror Units and Series B Preferred Mirror Units. The terms, rights, powers, preferences and duties of the Series A Preferred Mirror Units and the Series B Preferred Mirror Units are as set forth in Article XI and Article XII, respectively. Each outstanding Ordinary Share has the same rights and privileges to share in allocations and distributions as each other outstanding Ordinary Share. The Board may establish, from time to time in accordance with such procedures as the Board shall determine from time to time, other Classes, one or more series of any such Classes, or other Company securities with such designations, preferences, rights, powers and duties (which may be senior to existing Classes and series of Units or other Company securities), as shall be determined by the Board, including (i) the right to share in Profits and Losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon the winding up, liquidation and dissolution of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Units or other Company securities (including sinking fund provisions); (v) whether such Unit or other Company security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Unit or other Company security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Units or other Company securities; and (viii) the right, if any, of the holder of each such Unit or other Company security to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units or other Company securities. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Ordinary Shares, the Voting Shares, the Series A Preferred Mirror Units, the Series B Preferred Mirror Units and any other Classes that may be established in accordance with this Agreement. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement.
Section 7.02    Certificates. The Company shall issue certificates of limited liability company interests evidencing the Units. Each certificate shall identify the particular Class of Units represented by such certificate. Each certificate evidencing any Unit shall bear an appropriate legend indicating the existence of this Agreement and the restrictions on Transfer contained herein. All certificates shall be signed by an authorized officer of the Company. Any such signature may be a facsimile. No certificate shall be issued in bearer form. The Company may issue a new certificate of Units in place of any certificate previously issued by it that is alleged to have been lost, stolen or destroyed. The Company may require the owner of the lost, stolen or destroyed certificate, or its legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of a new certificate.
Section 7.03    Register. The register of the Company shall be the definitive record of ownership of each Unit and all relevant information, including voting rights, with respect to each Member.
Section 7.04    Registered Members. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.
ARTICLE VIII
FORFEITURE OF INTERESTS; TRANSFER RESTRICTIONS
Section 8.01    Member Transfers.
(a)    No Member or Assignee thereof may Transfer (including by exchanging in an Exchange Transaction) all or any portion of its Units or other interest in the Company (or beneficial interest therein) without the prior consent of the Board, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the Board may require) as are determined by the Board, in each case in the Board’s sole discretion. Any such determination in the Board’s discretion in respect of Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by Law, null and void.
(b)    Subject to Section 8.03, the Board may consider consenting to an exchange or Transfer of Common Units in an Exchange Transaction pursuant to the terms of the Exchange Agreement. In the case of a Transfer of Common Units in connection with an Exchange Transaction, the Percentage Interests of the Members shall be appropriately adjusted to provide for, as applicable, a decrease in the number of Common Units owned by the exchanging Member and an increase in the number of Common Units owned by APO UK (FC).
(c)    Subject to Section 8.04, the Board may consider consenting to an exchange or Transfer of Units by a Member that is a party to a Roll-up Agreement pursuant to the terms and provisions thereof.
Section 8.02    Encumbrances. No Member or Assignee may create an Encumbrance with respect to all or any portion of its Units or other interest in the Company (or any beneficial interest therein) unless the Board consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the Board, in the Board’s sole discretion. Consent of the Board shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by Law, null and void.
Section 8.03    Further Restrictions. Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Member or Assignee if:
(a)    such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;
(b)    such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;
(c)    such Transfer would cause (i) all or any portion of the assets of the Company to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Member, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the Board to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law, or otherwise;
(d)    to the extent requested by the Board, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Board, as determined in the Board’s sole discretion; or
(e)    such Transfer would create a substantial risk that the Company would be classified or otherwise treated other than as a partnership for United States federal income tax purposes.
Section 8.04    Rights of Assignees. Subject to Section 8.05 and Section 8.06, the transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Member which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Member. The transferring Member will remain a Member even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Company as a Member pursuant to Section 8.05 or Section 8.06. Any transferring Member will remain liable to the Company as contemplated by Section 5.07 and shall, if requested by the Board, expressly acknowledge such liability in such agreements as may be entered into by such Member in connection with such transfer.
Section 8.05    Admissions, Withdrawals and Removals.
(a)    No Member will be removed or entitled to withdraw from being a Member of the Company except in accordance with Section 8.07.
(b)    Except as otherwise provided in Article IX or the Act, no admission, substitution, withdrawal or removal of a Member will cause the commencement of winding up or the dissolution of the Company. To the fullest extent permitted by Law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.
Section 8.06    Admission of Assignees as Substitute Members. An Assignee will become a substitute Member only if and when each of the following conditions is satisfied:
(a)    the Board consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Board, in each case in the Board’s sole discretion;
(b)    if required by the Board, the Board receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Member) that are in a form satisfactory to the Board (as determined in its sole discretion);
(c)    if required by the Board, the Board receives an opinion of counsel satisfactory to the Board to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and
(d)    if required by the Board, the parties to the Transfer, or any one of them, pays all of the Company’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Company).
Section 8.07    Withdrawal and Removal of Members.
(a)    If a Member ceases to hold any Units, then such Member shall cease to be a Member and to have the power to exercise any rights or powers of a Member.
(b)    Unless otherwise determined by the Board in its sole and absolute discretion, notwithstanding the provisions of section 24(2) of the Act, a Person shall not cease to be a Member by reason of (i) the commencement and continuation for more than 120 days of any proceedings against the member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or (ii) the appointment without such Member’s consent or acquiescence of a trustee, receiver or liquidator of the Member or of all or any substantial part of such Member’s properties, which appointment has not been vacated within 90 days after the later of (x) such appointment or (y) the expiration of any stay entered within 90 days after such appointment.
ARTICLE IX
DISSOLUTION, LIQUIDATION AND TERMINATION
Section 9.01    No Dissolution. Except as required by the Act, the Company shall not commence winding up nor be dissolved by the admission of additional Members or withdrawal of Members in accordance with the terms of this Agreement. The Company may be wound up, liquidated, dissolved and terminated only pursuant to the provisions of this Article IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a winding up and/or dissolution of the Company or a sale or partition of any or all of the Company assets.
Section 9.02    Events Causing Winding Up. The Company shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):
(a)    any event which makes it unlawful for the business of the Company to be carried on by the Members;
(b)    the written consent of the Board and holders of a majority of Voting Shares;
(c)    any other event expressly set out in the Act not inconsistent with any provision hereof requiring the Company to be wound up and dissolved;
(d)    if there are no remaining Managers; provided that the Company will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.02(d) if holders of a majority of Voting Shares consent to or ratify the continuation of the business of the Company and the appointment of at least one Manager within 90 days following the occurrence of any such event.
Section 9.03    Distribution upon Winding Up. Upon the commencement of the winding up of the Company, the Board, or any other Person designated by the Board (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Company and shall, unless the Board determines otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof and otherwise in accordance with the Act (to the extent applicable) and this Agreement. The proceeds of any liquidation shall be applied and distributed in the following order:
(a)    First, to the satisfaction of debts and liabilities of the Company (including satisfaction of all indebtedness to Members and/or their Affiliates to the extent otherwise permitted by Law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Company (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03;
(b)    Second, to the holders of the Series A Preferred Mirror Units and the holders of the Series B Preferred Mirror Units, as provided in Article XI and Article XII, respectively; and
(c)    The balance, if any, to the Members, pro rata to each of the Members in accordance with their Percentage Interests.
Section 9.04    Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.
Section 9.05    Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Units in the manner provided for in this Article IX.
Section 9.06    Claims of the Members. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance during the existence of the Company, upon dissolution or termination of the Company or otherwise, except to the extent required by the Act.
Section 9.07    Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 10.02 and Section 13.09 shall survive the termination of the Company.
ARTICLE X
LIABILITY AND INDEMNIFICATION
Section 10.01    Liability of Members.
(a)    No Member shall be liable for any debt, obligation or liability of the Company or of any other Member or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Member of the Company, except to the extent required by the Act.
(b)    This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Members hereto or on their respective Affiliates. Further, the Members hereby waive any and all fiduciary duties that, absent such waiver, may exist at or be implied by Law or in equity, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement and those required by the Act.
(c)    Subject to the Act, to the extent that, at law or in equity, any Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or to another Member, the Members acting under this Agreement will not be liable to the Company or to any such other Member for their good faith reliance on the provisions of this Agreement. Subject to the Act, the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto.
(d)    The Board may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the Board on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Board will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.
Section 10.02    Indemnification.
(a)    Each Manager (including any former Manager), the Applicable Tax Representative, and each Member (including any former Member), in his capacity, as such, and to the extent such Member participates, directly or indirectly, in the Company’s activities (each, a “Covered Person” and collectively, the “Covered Persons”) shall not be liable to the Company or, to the extent applicable, to any of the other Members for any loss, claim, damage or liability occasioned by any acts or omissions in the performance of its services hereunder, unless it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such loss, claim, damage or liability is due to an act or omission of a Covered Person (i) made in bad faith or with criminal intent or (ii) that adversely affected the Company and that failed to satisfy the duty of care owed pursuant to the Company or as otherwise required by Law.
(b)    A Covered Person shall be indemnified to the fullest extent permitted by Law by the Company against any losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) incurred by or imposed upon him by reason of or in connection with any action taken or omitted by such Covered Person arising out of the Covered Person’s status as a Member or its activities on behalf of the Company, including in connection with any action, suit, investigation or proceeding before any judicial, administrative, regulatory or legislative body or agency to which it may be made a party or otherwise involved or with which it shall be threatened by reason of being or having been the Board or by reason of serving or having served as a director, officer, consultant, advisor, manager, member, partner, employee or stockholder of any enterprise in which the Company or any of its Affiliates has or had a financial interest; provided that the Company may, but shall not be required to, indemnify a Covered Person with respect to any matter as to which there has been a Final Adjudication that its acts or its failure to act (i) were in bad faith or with criminal intent, or (ii) were of a nature that makes indemnification by the relevant Affiliate unavailable. The right to indemnification granted by this Section 10.02 shall be in addition to any rights to which a Covered Person may otherwise be entitled and shall inure to the benefit of the successors by operation of law or valid assigns of such Covered Person. The Company shall pay the expenses incurred by a Covered Person in defending a civil or criminal action, suit, investigation or proceeding in advance of the final disposition of such action, suit, investigation or proceeding, upon receipt of an undertaking by the Covered Person to repay such payment if there shall be a Final Adjudication that it is not entitled to indemnification as provided herein. In any suit brought by the Covered Person to enforce a right to indemnification hereunder it shall be a defense that the Covered Person has not met the applicable standard of conduct set forth in this Section 10.02, and in any suit in the name of the Company to recover expenses advanced pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon Final Adjudication that the Covered Person has not met the applicable standard of conduct set forth in this Section 10.02. In any such suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to an advancement of expenses, shall be on the Company (or any Member acting derivatively or otherwise on behalf of the Company or the Members). The Board may not satisfy any right of indemnity or reimbursement granted in this Section 10.02 or to which it may be otherwise entitled except out of the assets of the Company (including, without limitation, insurance proceeds and rights pursuant to indemnification agreements), and no Member shall be personally liable with respect to any such claim for indemnity or reimbursement. The Board may enter into appropriate indemnification agreements and/or arrangements reflective of the provisions of this Section 10.02 and obtain appropriate insurance coverage on behalf and at the expense of the Company to secure the Company’s indemnification obligations hereunder and may enter into appropriate indemnification agreements and/or arrangements reflective of the provisions of this Section 10.02. Each Covered Person shall be deemed a third party beneficiary (to the extent not a direct party hereto) to this Agreement and, in particular, the provisions of this Section 10.02.
(c)    To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or the Members, the Covered Person shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. Subject to the Act, the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of each such Covered Person.
ARTICLE XI
TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF SERIES A PREFERRED MIRROR UNITS
Section 11.01    Designation. The Series A Preferred Mirror Units are hereby designated and created as a series of Preferred Units. Each Series A Preferred Mirror Unit shall be identical in all respects to every other Series A Preferred Mirror Unit. The Series A Preferred Mirror Units are not “Voting Shares” for purposes of this Agreement. As of any date of determination, the Percentage Interest as to any Series A Holder in its capacity as such with respect to Series A Preferred Mirror Units shall be 0% as such term applies to all Members; provided, however, that when such term is used to only apply to Series A Holders, “Percentage Interest” shall mean, with respect to any holder of Series A Preferred Mirror Units in its capacity as such as of any date, the ratio (expressed as a percentage) of the number of Series A Preferred Mirror Units held by such holder on such date relative to the aggregate number of Series A Preferred Mirror Units then outstanding as of such date. The Board may cause the Company to, from time to time, without notice to or consent of the Series A Holders or holders of other Parity Units, issue additional Series A Preferred Mirror Units.
Section 11.02    Distributions.
(a)    The Series A Holders shall be entitled to receive with respect to each Series A Preferred Mirror Unit owned by such holder, when, as and if declared by the Board, or a duly authorized committee thereof, in its sole discretion out of funds legally available therefor, non-cumulative quarterly cash distributions, on the applicable Distribution Payment Date that corresponds to the Record Date for which the Board has declared a distribution, if any, at a rate per annum equal to the Series A Distribution Rate (subject to Section 11.05 of this Agreement) of the Series A Liquidation Preference. Such distributions shall be non-cumulative. Distributions payable on the Series A Preferred Mirror Units for any period less than a full Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Declared distributions will be payable on the relevant Distribution Payment Date to Series A Holders as they appear on the Company’s register at the close of business, New York City time, on a Series A Record Date, provided that if the Series A Record Date is not a Business Day, the declared distributions will be payable on the relevant Distribution Payment Date to Series A Holders as they appear on the Company’s register at the close of business, New York City time, on the Business Day immediately preceding such Series A Record Date.
(b)    So long as any Series A Preferred Mirror Units are outstanding, for any then-current Distribution Period, unless distributions have been declared and paid or declared and set apart for payment on (i) all AOG Series A Mirror Interests or (ii) the Series A Preferred Shares, then, in each case for such then-current Distribution Period only, (i) no distributions may be declared or paid or set apart for payment by the Company on any Junior Units and (ii) the Company may not repurchase any of its Junior Units; provided, however, that, the foregoing limitations shall not apply to (x) a distribution to any holder of equity interests of the Company in order to permit such holder (or parent of such holder) to net share settle equity-based awards granted under the Issuer’s 2007 Omnibus Equity Incentive Plan in order to satisfy associated tax obligations, (y) pro rata Tax Distributions in accordance with Section 4.01(b) as in effect on the date the Series A Preferred Shares are first issued and/or (z) distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units.
(c)    The Board may, in its sole discretion, choose to pay distributions on the Series A Preferred Mirror Units without the payment of any distributions on any Junior Units.
(d)    When distributions are not declared and paid (or duly provided for) on any Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series A Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) in full upon the Series A Preferred Mirror Units or any Parity Units, all distributions declared upon the Series A Preferred Mirror Units and all such Parity Units payable on such Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the related Distribution Period) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per Unit on the Series A Preferred Mirror Units and all unpaid distributions, including any accumulations, on all Parity Units payable on such Distribution Payment Date (or in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series A Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) bear to each other.
(e)    No distributions may be declared or paid or set apart for payment on any Series A Preferred Mirror Units if at the same time any arrears exist or default exists in the payment of distributions on any outstanding Units ranking, as to the payment of distributions and distribution of assets upon a Dissolution Event, senior to the Series A Preferred Mirror Units, subject to any applicable terms of such outstanding Units.
(f)    Series A Holders shall not be entitled to any distributions, whether payable in cash or property, other than as provided in this Agreement and shall not be entitled to interest, or any sum in lieu of interest, in respect of any distribution payment, including any such payment which is delayed or foregone.
(g)    The Company and the Series A Holders intend that no portion of the distributions paid to the Series A Holders pursuant to this Section 11.02 shall be treated as a “guaranteed payment” within the meaning of Section 707(c) of the Code, and the Company and the Series A Holders shall not take any position inconsistent with such intention, except if there is a change in applicable law or final determination by the Internal Revenue Service that is inconsistent with such intention.
Section 11.03    Rank. The Series A Preferred Mirror Units shall rank, with respect to payment of distributions and distribution of assets upon a Dissolution Event:
(a)    junior to all of the Company’s existing and future indebtedness and any equity securities, including Preferred Units, that the Company may authorize or issue, the terms of which provide that such securities shall rank senior to the Series A Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event;
(b)    equally to any Parity Units; and
(c)    senior to any Junior Units.
Section 11.04    Redemption.
(a)    Notwithstanding anything to the contrary contained in this Agreement, at any time and from time to time, the Company may, in the Board’s sole discretion, redeem the Series A Preferred Mirror Units, out of funds legally available therefor, in whole or in part, at a redemption price equal to the Series A Liquidation Preference plus an amount equal to declared and unpaid distributions from the Distribution Payment Date immediately preceding the redemption date to, but excluding, the redemption date.
(b)    If the Issuer redeems its Series A Preferred Shares pursuant to a Change of Control Event or a Series A Tax Redemption Event, then the Company may, in the Board’s sole discretion, redeem the Series A Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.25 per Series A Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions. So long as funds sufficient to pay the redemption price for all of the Series A Preferred Mirror Units called for redemption have been set aside for payment, from and after the redemption date, such Series A Preferred Mirror Units called for redemption shall no longer be deemed outstanding, and all rights of the Series A Holders thereof shall cease other than the right to receive the redemption price, without interest.
(c)    Without limiting clause (b) of this Section 11.04, if the Company shall deposit on or prior to any date fixed for redemption of Series A Preferred Mirror Units, with any bank or trust company, as a trust fund, or in an account for the benefit of and/or Controlled by the Board or the Company, a fund sufficient to redeem the Series A Preferred Mirror Units called for redemption, with irrevocable instructions and authority to such bank or trust company (if applicable) to pay on and after the date fixed for redemption or such earlier date as the Board may determine, to the respective Series A Holders, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Series A Preferred Mirror Units so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of such Series A Preferred Mirror Units to the holders thereof and from and after the date of such deposit such Series A Preferred Mirror Units shall no longer be deemed to be outstanding, and the holders thereof shall cease to be holders of Units with respect to such Series A Preferred Mirror Units, and shall have no rights with respect thereto except only the right to receive from such bank or trust company, or account for the benefit of and/or Controlled by the Board or the Company, on the redemption date or such earlier date as the Board may determine, payment of the redemption price of such Series A Preferred Mirror Units without interest.
(d)    The Series A Holders shall have no right to require redemption of any Series A Preferred Mirror Units.
Section 11.05     Series A Distribution Rate. If the distribution rate per annum on the Series A Preferred Shares issued by the Issuer shall increase pursuant to Section 13.5 of the Issuer LLC Agreement, then the Series A Distribution Rate shall increase by the same amount beginning on the same date as set forth in Article XIII of the Issuer LLC Agreement.
Section 11.06    Allocations. Before giving effect to the allocations set forth in Article V, Gross Ordinary Income for the Fiscal Year shall be specially allocated pro rata to the holders of Series A Preferred Mirror Units in accordance with each holder’s Percentage Interest with respect to their Series A Preferred Mirror Units in an amount equal to the sum of (i) the amount of cash distributed with respect to the Series A Preferred Mirror Units pursuant to Section 11.02 during such Fiscal Year and (ii) the excess, if any, of the amount of cash distributed with respect to the Series A Preferred Mirror Units pursuant to Section 11.02 in all prior Fiscal Years over the amount of Gross Ordinary Income allocated to the Series A Holders pursuant to this Section 11.06 in all prior Fiscal Years. To the extent that there is insufficient Gross Ordinary Income for a Fiscal Year to allocate to the Series A Holders pursuant to the prior sentence and to the Series B Holders pursuant to Section 12.06, Gross Ordinary Income shall be allocated to the Series A Holders and Series B Holders for such Fiscal Year on a pro rata basis based on the amount of distributions paid in respect of the Series A Preferred Shares and Series B Preferred Shares respectively in such Fiscal Year.
Section 11.07    Voting. Notwithstanding any provision in this Agreement or the Act to the contrary, the Series A Preferred Mirror Units shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series A Holders shall not be required for the taking of any Company action or inaction.
Section 11.08    Liquidation Rights.
(a)    Upon any Dissolution Event, after payment or provision for the liabilities of the Company (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series A Preferred Mirror Units in accordance with Section 9.03, the Series A Holders shall be entitled to receive out of the assets of the Company or proceeds thereof available for distribution to Members, before any payment or distribution of assets is made in respect of Junior Units, distributions equal to the positive balance in their Capital Accounts (to the extent such positive balance is attributable to ownership of the Series A Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series A Holders pursuant to Section 11.06 for the taxable year in which the Dissolution Event occurs) pursuant to Section 9.03, pro rata based on the full respective distributable amounts to which each Series A Holder is entitled pursuant to this Section 11.08(a).
(b)    Upon a Dissolution Event, after each Series A Holder receives a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series A Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series A Holders pursuant to Section 11.06 for the taxable year in which the Dissolution Event occurs), such Series A Holder shall not be entitled to any further participation in any distribution of assets by the Company.
(c)    If the assets of the Company available for distribution upon a Dissolution Event are insufficient to pay in full the aggregate amount payable to the Series A Holders and holders of all other outstanding Parity Units, if any, such assets shall be distributed to the Series A Holders and holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Member is entitled pursuant to this Section 11.08.
(d)    Nothing in this Section 11.08 shall be understood to entitle the Series A Holders to be paid any amount upon the occurrence of a Dissolution Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Dissolution Event, senior to the Series A Preferred Mirror Units have been paid all amounts to which such classes or series of Units are entitled.
(e)    For the purposes of this Section 11.08, a Dissolution Event shall not be deemed to have occurred in connection with (i) a Substantially All Merger or a Substantially All Sale whereby a member of the Apollo Operating Group is the surviving Person or the Person formed by such transaction is organized under the laws of a Permitted Jurisdiction and has expressly assumed all of the obligations under the AOG Series A Mirror Interests, (ii) the sale or disposition of a member of the Apollo Operating Group (whether by merger, consolidation or the sale of all or substantially all of its assets) if such sale or disposition is not a Substantially All Merger or Substantially All Sale, (iii) the sale or disposition of a member of the Apollo Operating Group should such member not constitute a “significant subsidiary” of the Issuer under Rule 1-02(w) of Regulation S-X promulgated by the SEC, (iv) an event where the Series A Preferred Shares have been fully redeemed pursuant to the terms of the Issuer LLC Agreement or if proper notice of redemption of the Series A Preferred Shares has been given and funds sufficient to pay the redemption price for all of the Series A Preferred Shares called for redemption have been set aside for payment pursuant to the terms of the Issuer LLC Agreement, (v) transactions where the assets of a member of the Apollo Operating Group being liquidated, dissolved or wound up are immediately contributed to another member of the Apollo Operating Group, and (vi) with respect to a member of the Apollo Operating Group, a Permitted Transfer or a Permitted Reorganization (any of (i) through (vi), a “Series A Dissolution Exception”).
(f)    In the event that any member of the Apollo Operating Group liquidates, dissolves or winds up, including a Dissolution Event, the Company shall not declare or pay or set apart payment on its Junior Units unless the outstanding liquidation preference on all outstanding AOG Series A Mirror Interests of each member of the Apollo Operating Group shall have been repaid via redemption or otherwise. Notwithstanding the foregoing, no such limitation shall apply to or upon (i) a Series A Dissolution Exception or (ii) an event where the Issuer’s Series A Preferred Shares have been fully redeemed pursuant to the terms of the Issuer LLC Agreement or if proper notice of redemption of the Series A Preferred Shares has been given and funds sufficient to pay the redemption price for all of the Series A Preferred Shares called for redemption have been set aside by or on behalf of the Issuer for payment pursuant to the terms of the Issuer LLC Agreement.
Section 11.09    No Duties to Series A Holders. Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by law, neither the Board nor any other Covered Person shall have any duties or liabilities to the Series A Holders.
Section 11.10    Coordination Among Apollo Operating Group. To facilitate compliance with the limitations set forth in Sections 11.02(b) and 11.08(f) above, the Board shall coordinate with, and provide advance notice to, the general partner or manager of each other member of the Apollo Operating Group with respect to planned distributions, holdbacks, liquidations, dissolutions, redemptions or repurchases of equity interests and extraordinary transactions, using such procedures as the Board and such other general partners collectively shall determine from time to time.
Section 11.11    Amendments and Waivers. Notwithstanding the provisions of Section 13.11 of the Agreement, the provisions of this Article XI may be amended, supplemented, waived or modified by the action of the Board without the consent of any Member.
Section 11.12     Expenses. It is the intent of the Issuer, the Company and the other members of the Apollo Operating Group that the offering of the Series A Preferred Shares by the Issuer is for the benefit of the Company and the other members of the Apollo Operating Group and therefore the fees and expenses (including any underwriter discounts and fees) associated with the offering of the Series A Preferred Shares by the Issuer (the “Series A Offering Expenses”) shall be borne by the members of the Apollo Operating Group. In order to implement such intent, (i) the Issuer will be deemed to have contributed the gross proceeds raised in the offering of the Series A Preferred Shares to APO Asset Co., LLC, APO (FC), LLC, APO (FC II), LLC, APO (FC III), LLC, APO UK (FC), LLC and APO Corp. (in exchange for a note in the case of APO Corp.), in accordance with the books and records of such entities, which will in turn contribute the gross proceeds to the Company and the other members of the Apollo Operating Group in exchange for Series A Preferred Mirror Units issued by the Company and the other members of the Apollo Operating Group, and (ii) the Company and the other members of the Apollo Operating Group will be deemed to have paid the Series A Offering Expenses, pro rata based on the relative amount of gross proceeds each member of the Apollo Operating Group is deemed to have received.
ARTICLE XII
TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF SERIES B PREFERRED MIRROR UNITS
Section 12.01    Designation. The Series B Preferred Mirror Units are hereby designated and created as a series of Preferred Units. Each Series B Preferred Mirror Unit shall be identical in all respects to every other Series B Preferred Mirror Unit. The Series B Preferred Mirror Units are not “Voting Shares” for purposes of this Agreement. As of any date of determination, the Percentage Interest as to any Series B Holder in its capacity as such with respect to Series B Preferred Mirror Units shall be 0% as such term applies to all Members; provided, however, that when such term is used to only apply to Series B Holders, “Percentage Interest” shall mean, with respect to any holder of Series B Preferred Mirror Units in its capacity as such as of any date, the ratio (expressed as a percentage) of the number of Series B Preferred Mirror Units held by such holder on such date relative to the aggregate number of Series B Preferred Mirror Units then outstanding as of such date. The Board may cause the Company to, from time to time, without notice to or consent of the Series B Holders or holders of other Parity Units, issue additional Series B Preferred Mirror Units.
Section 12.02    Distributions.
(a)    The Series B Holders shall be entitled to receive with respect to each Series B Preferred Mirror Unit owned by such holder, when, as and if declared by the Board, or a duly authorized committee thereof, in its sole discretion out of funds legally available therefor, non-cumulative quarterly cash distributions, on the applicable Distribution Payment Date that corresponds to the Record Date for which the Board has declared a distribution, if any, at a rate per annum equal to the Series B Distribution Rate (subject to Section 12.05 of this Agreement) of the Series B Liquidation Preference. Such distributions shall be non-cumulative. Distributions payable on the Series B Preferred Mirror Units for any period less than a full Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Declared distributions will be payable on the relevant Distribution Payment Date to Series B Holders as they appear on the Company’s register at the close of business, New York City time, on a Series B Record Date, provided that if the Series B Record Date is not a Business Day, the declared distributions will be payable on the relevant Distribution Payment Date to Series B Holders as they appear on the Company’s register at the close of business, New York City time, on the Business Day immediately preceding such Series B Record Date.
(b)    So long as any Series B Preferred Mirror Units are outstanding, for any then-current Distribution Period, unless distributions have been declared and paid or declared and set apart for payment on (i) all AOG Series B Mirror Interests or (ii) the Series B Preferred Shares, then, in each case for such then-current Distribution Period only, (i) no distributions may be declared or paid or set apart for payment by the Company on any Junior Units and (ii) the Company may not repurchase any of its Junior Units; provided, however, that, the foregoing limitations shall not apply to (x) a distribution to any holder of equity interests of the Company in order to permit such holder (or parent of such holder) to net share settle equity-based awards granted under the Issuer’s 2007 Omnibus Equity Incentive Plan (or any successor or similar plan) in order to satisfy associated tax obligations, (y) pro rata Tax Distributions in accordance with Section 4.01(b) as in effect on the date the Series B Preferred Shares are first issued and/or (z) distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units or with proceeds from the substantially concurrent sale of Junior Units.
(c)    The Board may, in its sole discretion, choose to pay distributions on the Series B Preferred Mirror Units without the payment of any distributions on any Junior Units.
(d)    When distributions are not declared and paid (or duly provided for) on any Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series B Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) in full upon the Series B Preferred Mirror Units or any Parity Units, all distributions declared upon the Series B Preferred Mirror Units and all such Parity Units payable on such Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the related Distribution Period) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per Unit on the Series B Preferred Mirror Units and all unpaid distributions, including any accumulations, on all Parity Units payable on such Distribution Payment Date (or in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series B Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) bear to each other.
(e)    No distributions may be declared or paid or set apart for payment on any Series B Preferred Mirror Units if at the same time any arrears exist or default exists in the payment of distributions on any outstanding Units ranking, as to the payment of distributions and distribution of assets upon a Dissolution Event, senior to the Series B Preferred Mirror Units, subject to any applicable terms of such outstanding Units.
(f)    Series B Holders shall not be entitled to any distributions, whether payable in cash or property, other than as provided in this Agreement and shall not be entitled to interest, or any sum in lieu of interest, in respect of any distribution payment, including any such payment which is delayed or foregone.
(g)    The Company and the Series B Holders intend that no portion of the distributions paid to the Series B Holders pursuant to this Section 12.02 shall be treated as a “guaranteed payment” within the meaning of Section 707(c) of the Code, and the Company and the Series B Holders shall not take any position inconsistent with such intention, except if there is a change in applicable law or final determination by the Internal Revenue Service that is inconsistent with such intention.
Section 12.03    Rank. The Series B Preferred Mirror Units shall rank, with respect to payment of distributions and distribution of assets upon a Dissolution Event:
(a)    junior to all of the Company’s existing and future indebtedness and any equity securities, including Preferred Units, that the Company may authorize or issue, the terms of which provide that such securities shall rank senior to the Series B Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event;
(b)    equally to any Parity Units; and
(c)    senior to any Junior Units.
Section 12.04    Redemption.
(a)    Notwithstanding anything to the contrary contained in this Agreement, at any time and from time to time, the Company may, in the Board’s sole discretion, redeem the Series B Preferred Mirror Units, out of funds legally available therefor, in whole or in part, at a redemption price equal to the Series B Liquidation Preference plus an amount equal to declared and unpaid distributions from the Distribution Payment Date immediately preceding the redemption date to, but excluding, the redemption date.
(b)    If the Issuer redeems its Series B Preferred Shares pursuant to a Change of Control Event or a Series B Tax Redemption Event, then the Company may, in the Board’s sole discretion, redeem the Series B Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.25 per Series B Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions. If the Issuer redeems its Series B Preferred Shares pursuant to a Rating Agency Redemption Event, then the Company may, in the Board’s sole discretion, redeem the Series B Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.50 per Series B Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions. So long as funds sufficient to pay the redemption price for all of the Series B Preferred Mirror Units called for redemption have been set aside for payment, from and after the redemption date, such Series B Preferred Mirror Units called for redemption shall no longer be deemed outstanding, and all rights of the Series B Holders thereof shall cease other than the right to receive the redemption price, without interest.
(c)    Without limiting clause (b) of this Section 12.04, if the Company shall deposit on or prior to any date fixed for redemption of Series B Preferred Mirror Units, with any bank or trust company, as a trust fund, or in an account for the benefit of and/or Controlled by the Board or the Company, a fund sufficient to redeem the Series B Preferred Mirror Units called for redemption, with irrevocable instructions and authority to such bank or trust company (if applicable) to pay on and after the date fixed for redemption or such earlier date as the Board may determine, to the respective Series B Holders, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Series B Preferred Mirror Units so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of such Series B Preferred Mirror Units to the holders thereof and from and after the date of such deposit such Series B Preferred Mirror Units shall no longer be deemed to be outstanding, and the holders thereof shall cease to be holders of Units with respect to such Series B Preferred Mirror Units, and shall have no rights with respect thereto except only the right to receive from such bank or trust company, or account for the benefit of and/or Controlled by the Board or the Company, on the redemption date or such earlier date as the Board may determine, payment of the redemption price of such Series B Preferred Mirror Units without interest.
(d)    The Series B Holders shall have no right to require redemption of any Series B Preferred Mirror Units.
Section 12.05    Series B Distribution Rate. If the distribution rate per annum on the Series B Preferred Shares issued by the Issuer shall increase pursuant to Section 14.5 of the Issuer LLC Agreement, then the Series B Distribution Rate shall increase by the same amount beginning on the same date as set forth in Article XIV of the Issuer LLC Agreement.
Section 12.06    Allocations. Before giving effect to the allocations set forth in Article V, Gross Ordinary Income for the Fiscal Year shall be specially allocated pro rata to the holders of Series B Preferred Mirror Units in accordance with each holder’s Percentage Interest with respect to their Series B Preferred Mirror Units in an amount equal to the sum of (i) the amount of cash distributed with respect to the Series B Preferred Mirror Units pursuant to Section 12.02 during such Fiscal Year and (ii) the excess, if any, of the amount of cash distributed with respect to the Series B Preferred Mirror Units pursuant to Section 12.02 in all prior Fiscal Years over the amount of Gross Ordinary Income allocated to the Series B Holders pursuant to this Section 12.06 in all prior Fiscal Years. To the extent that there is insufficient Gross Ordinary Income for a Fiscal Year to allocate to the Series B Holders pursuant to the prior sentence and to the Series A Holders pursuant to Section 11.06, Gross Ordinary Income shall be allocated to the Series B Holders and Series A Holders for such Fiscal Year on a pro rata basis based on the amount of distributions paid in respect of the Series B Preferred Shares and Series A Preferred Shares respectively in such Fiscal Year.
Section 12.07    Voting. Notwithstanding any provision in this Agreement or the Act to the contrary, the Series B Preferred Mirror Units shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series B Holders shall not be required for the taking of any Company action or inaction.
Section 12.08    Liquidation Rights.
(a)    Upon any Dissolution Event, after payment or provision for the liabilities of the Company (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series B Preferred Mirror Units in accordance with Section 9.03, the Series B Holders shall be entitled to receive out of the assets of the Company or proceeds thereof available for distribution to Members, before any payment or distribution of assets is made in respect of Junior Units, distributions equal to the positive balance in their Capital Accounts (to the extent such positive balance is attributable to ownership of the Series B Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series B Holders pursuant to Section 12.06 for the taxable year in which the Dissolution Event occurs) pursuant to Section 9.03, pro rata based on the full respective distributable amounts to which each Series B Holder is entitled pursuant to this Section 12.08(a).
(b)    Upon a Dissolution Event, after each Series B Holder receives a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series B Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series B Holders pursuant to Section 12.06 for the taxable year in which the Dissolution Event occurs), such Series B Holder shall not be entitled to any further participation in any distribution of assets by the Company.
(c)    If the assets of the Company available for distribution upon a Dissolution Event are insufficient to pay in full the aggregate amount payable to the Series B Holders and holders of all other outstanding Parity Units, if any, such assets shall be distributed to the Series B Holders and holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Member is entitled pursuant to this Section 12.08.
(d)    Nothing in this Section 12.08 shall be understood to entitle the Series B Holders to be paid any amount upon the occurrence of a Dissolution Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Dissolution Event, senior to the Series B Preferred Mirror Units have been paid all amounts to which such classes or series of Units are entitled.
(e)    For the purposes of this Section 12.08, a Dissolution Event shall not be deemed to have occurred in connection with (i) a Substantially All Merger or a Substantially All Sale whereby a member of the Apollo Operating Group is the surviving Person or the Person formed by such transaction is organized under the laws of a Permitted Jurisdiction and has expressly assumed all of the obligations under the AOG Series B Mirror Interests, (ii) the sale or disposition of a member of the Apollo Operating Group (whether by merger, consolidation or the sale of all or substantially all of its assets) if such sale or disposition is not a Substantially All Merger or Substantially All Sale, (iii) the sale or disposition of a member of the Apollo Operating Group should such member not constitute a “significant subsidiary” of the Issuer under Rule 1-02(w) of Regulation S-X promulgated by the SEC, (iv) an event where the Series B Preferred Shares have been fully redeemed pursuant to the terms of the Issuer LLC Agreement or if proper notice of redemption of the Series B Preferred Shares has been given and funds sufficient to pay the redemption price for all of the Series B Preferred Shares called for redemption have been set aside for payment pursuant to the terms of the Issuer LLC Agreement, (v) transactions where the assets of a member of the Apollo Operating Group being liquidated, dissolved or wound up are immediately contributed to another member of the Apollo Operating Group, and (vi) with respect to a member of the Apollo Operating Group, a Permitted Transfer or a Permitted Reorganization (any of (i) through (vi), a “Series B Dissolution Exception”).
(f)    In the event that any member of the Apollo Operating Group liquidates, dissolves or winds up, including a Dissolution Event, the Company shall not declare or pay or set apart payment on its Junior Units unless the outstanding liquidation preference on all outstanding AOG Series B Mirror Interests of each member of the Apollo Operating Group shall have been repaid via redemption or otherwise. Notwithstanding the foregoing, no such limitation shall apply to or upon (i) a Series B Dissolution Exception or (ii) an event where the Issuer’s Series B Preferred Shares have been fully redeemed pursuant to the terms of the Issuer LLC Agreement or if proper notice of redemption of the Series B Preferred Shares has been given and funds sufficient to pay the redemption price for all of the Series B Preferred Shares called for redemption have been set aside by or on behalf of the Issuer for payment pursuant to the terms of the Issuer LLC Agreement.
Section 12.09    No Duties to Series B Holders. Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by law, neither the Board nor any other Covered Person shall have any duties or liabilities to the Series B Holders.
Section 12.10    Coordination Among Apollo Operating Group. To facilitate compliance with the limitations set forth in Sections 12.02(b) and 12.08(f) above, the Board shall coordinate with, and provide advance notice to, the general partner or manager of each other member of the Apollo Operating Group with respect to planned distributions, holdbacks, liquidations, dissolutions, redemptions or repurchases of equity interests and extraordinary transactions, using such procedures as the Board and such other general partners collectively shall determine from time to time.
Section 12.11    Amendments and Waivers. Notwithstanding the provisions of Section 13.11 of the Agreement, the provisions of this Article XII may be amended, supplemented, waived or modified by the action of the Board without the consent of any Member.
Section 12.12    Expenses. It is the intent of the Issuer, the Company and the other members of the Apollo Operating Group that the offering of the Series B Preferred Shares by the Issuer is for the benefit of the Company and the other members of the Apollo Operating Group and therefore the fees and expenses (including any underwriter discounts and fees) associated with the offering of the Series B Preferred Shares by the Issuer (the “Series B Offering Expenses”) shall be borne by the members of the Apollo Operating Group. In order to implement such intent, (i) the Issuer will be deemed to have contributed the gross proceeds raised in the offering of the Series B Preferred Shares to APO Asset Co., LLC, APO (FC), LLC, APO (FC II), LLC, APO (FC III), LLC, APO UK (FC), LLC and APO Corp. (in exchange for a note in the case of APO Corp.), in accordance with the books and records of such entities, which will in turn contribute the gross proceeds to the Company and the other members of the Apollo Operating Group in exchange for Series B Preferred Mirror Units issued by the Company and the other members of the Apollo Operating Group, and (ii) the Company and the other members of the Apollo Operating Group will be deemed to have paid the Series B Offering Expenses, pro rata based on the relative amount of gross proceeds each member of the Apollo Operating Group is deemed to have received.
ARTICLE XIII
MISCELLANEOUS
Section 13.01    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 13.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.02):
(a)    If to the Company, to:
Apollo Principal Holdings XI, LLC
9 West 57th St., 43rd Floor
New York, NY 10019
United States of America
(b)    If to any Member, to:
Apollo Principal Holdings XI, LLC
9 West 57th St., 43rd Floor
New York, NY 10019
United States of America
(c)    If to the Board, to:
Apollo Principal Holdings XI, LLC
9 West 57th St., 43rd Floor
New York, NY 10019
United States of America
Section 13.03    Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.
Section 13.04    Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.
Section 13.05    Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.
Section 13.06    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other electronic means) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 13.06.
Section 13.07    Further Assurances. Each Member shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
Section 13.08    Entire Agreement.
(a)    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
(b)    For the avoidance of doubt, each of the Members that serve as a senior managing director of any of the Apollo Operating Group entities or their Subsidiaries may from time to time enter into agreements with the Company in respect of the terms of such service.
Section 13.09    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Anguilla. To the fullest extent permitted by applicable law, the Board and each Member hereby agree that any claim, action or proceeding by any Member seeking any relief whatsoever based on, arising out of or in connection with, this Agreement or the Company’s business or affairs shall be brought only in the courts of Anguilla. EACH MEMBER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.10    Expenses. Except as otherwise specified in this Agreement, the Company shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.
Section 13.11    Amendments and Waivers.
(a)    This Agreement (including any Annexes hereto) may be amended, supplemented, waived or modified by the written consent of holders of a majority of Voting Shares; provided that any amendment that would have a material adverse effect on the rights or preferences of any Class of Units in relation to other Classes of Units must be approved by the holders of not less than a majority of the Percentage Interests of the Class affected; provided further, that the Board may, without the written consent of any Member or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the Board determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the Company; (ii) the admission, substitution, withdrawal or removal of Members in accordance with this Agreement; (iii) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (iv) any amendment, supplement, waiver or modification that the Board determines in its sole discretion to be necessary or appropriate to address changes in United States federal income tax regulations, legislation or interpretation; and (v) a change in the Fiscal Year or taxable year of the Company and any other changes that the Board determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company including a change in the dates on which distributions are to be made by the Company.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
(c)    The Board may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(1) (or any similar provision) under which the fair market value of a limited liability company interest that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Company and each of its Members to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all limited liability company interests transferred in connection with the performance of services while the election remains effective, and (iii) any other related amendments.
(d)    Except as may be otherwise required by Law in connection with the winding-up, liquidation, or dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Company’s property.
(e)    Upon obtaining such approvals required by this Agreement and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Board, and (ii) the Members shall be deemed a party to and bound by such amendment of this Agreement.
Section 13.12    No Third Party Beneficiaries.
(a)    Subject to Section 13.12(b), this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02).
(b)    Any Covered Person not being a party to this Agreement, may enforce any rights granted to it pursuant to this Agreement in its own right as if it was a party to this Agreement.
(c)    Notwithstanding any term of this Agreement, the consent of or notice to any Person who is not a party to this Agreement shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.
Section 13.13    Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
Section 13.14    Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that it is the intent of the parties hereto that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by Law the benefit of any rule of Law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.
Section 13.15    Power of Attorney. Each Member, by its execution hereof, hereby irrevocably makes, constitutes and appoints the Board as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of registration of the Company and all amendments thereto required or permitted by Law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Members have agreed to provide upon a matter receiving the agreed support of Members) deemed advisable by the Board to carry out the provisions of this Agreement (including the provisions of Section 8.04) and Law or to permit the Company to become or to continue as a limited liability company in each jurisdiction where the Company may be doing business; (d) all instruments that the Board deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including, without limitation, the admission of additional Members or substituted Members pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the Board to effect the liquidation and termination of the Company; and (f) all fictitious or assumed name certificates required or permitted (in light of the Company’s activities) to be filed on behalf of the Company.
Section 13.16    Letter Agreements; Schedules. Notwithstanding the provisions of this Agreement, including Section 13.11, it is hereby acknowledged and agreed that the Board on its own behalf or on behalf of the Company without the approval of any Member or any other Person may enter into a side letter or similar agreement to or with a Member which has the effect of establishing rights under, or altering or supplementing the terms of, this Agreement. The parties hereto agree that any terms contained in a side letter or similar agreement to or with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement. The Board may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Board. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.
Section 13.17    Partnership Status. Except and until such time as the parties determine otherwise, the parties intend to treat the Company as a partnership for United States federal, state and local income tax purposes. Except as otherwise notified in writing by the parties, the Board hereby agrees to take all reasonable actions (or, if applicable, refrain from taking any action) as may be reasonably required in order for the Company to be treated as a partnership for United States federal, state and local income tax purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

Members:
APO UK (FC), LIMITED

By:    /s/ Shari L. Verschell
    Name: Shari L. Verschell
    Title: Director
APOLLO PRINCIPAL HOLDINGS X GP, LTD.

By:    /s/ John J. Suydam
    Name: John J. Suydam
    Title: Vice President
AP PROFESSIONAL HOLDINGS, L.P.

By:    BRH Holdings GP, Ltd.,
     its general partner

By:	/s/ John J. Suydam Name: John J. Suydam Title: Vice President

Annex A

Apollo Principal Holdings I, L.P. and each of its affiliated carry and co-invest vehicles;
Apollo Principal Holdings II, L.P. and each of its affiliated carry and co-invest vehicles;
Apollo Principal Holdings III, L.P. and each of its affiliated carry and co-invest vehicles;
Apollo Principal Holdings IV, L.P. and each of its affiliated carry and co-invest vehicles;
Apollo Principal Holdings V, L.P. and each of its affiliated carry and co-invest vehicles;
Apollo Principal Holdings VI, L.P. and each of its affiliated carry and co-invest vehicles;
Apollo Principal Holdings VII, L.P. and each of its affiliated carry and co-invest vehicles;
Apollo Principal Holdings VIII, L.P. and each of its affiliated carry and co-invest vehicles;
Apollo Principal Holdings IX, L.P. and each of its affiliated carry and co-invest vehicles;
Apollo Principal Holdings X, L.P. and each of its affiliated carry and co-invest vehicles;
Apollo Principal Holdings XI, LLC and each of its affiliated carry and co-invest vehicles;
Apollo Principal Holdings XII, L.P. and each of its affiliated carry and co-invest vehicles;
AMH Holdings (Cayman), L.P. and each of its affiliated carry and co-invest vehicles;
Apollo Management Holdings, L.P. and each of its affiliated carry and co-invest vehicles

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